Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is dated this 25th day of June, 2015, and is made by and between CIO PLAZA 25, LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), and GUARANTY BANK AND TRUST COMPANY (“Bank”).

RECITALS

A.         Borrower has applied to Bank for a loan in the amount of Seventeen Million and No/100ths Dollars ($17,000,000.00) (the “Loan”) for the purpose of providing term financing for the property located at 8100, 8200, and 8300 E. Maplewood Avenue, Greenwood Village, Colorado, which property is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B.         Bank is willing to make the Loan to Borrower on the terms and conditions set forth in this Agreement and the other Loan Documents (defined below) executed in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Bank and Borrower hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to the singular and the plural forms):

1.1         “ADA” shall mean the Americans with Disabilities Act of 1990, 47 U.S.C. Section 12101 et seq., as amended from time to time, or any regulations promulgated thereunder.

1.2         “Appraisal” shall mean a current appraisal of the Property prepared by a State Certified Appraiser as defined in C.R.S. § 12-61-706(3), licensed by the State of Colorado, engaged by and acceptable to Bank, which Appraisal shall be in form and content, and shall utilize such appraisal method or methods, as shall be reasonably acceptable to Bank. Unless otherwise expressly agreed, Borrower shall be responsible for the cost of any Appraisal, whether required prior to the date of this Agreement or at any time after the date of this Agreement.

1.3         “Approvals and Permits” shall mean each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, and other actions and rights granted by or filings with any Governmental Entity necessary, appropriate, or desirable for (a) the occupancy, ownership, or use of any Improvements, and (b) the conduct of Borrower’s business or operations.

1.4         “Borrower Control Event” shall have the meaning described in Section 7.1.

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1.5        “Capital Reserve Account” shall mean that certain Bank controlled deposit account held by Bank as further defined on Exhibit B and described in Section 2.6.

1.6        “Closing” shall mean the date of the advance of the Loan by Bank to Borrower.

1.7        “Collateral” shall mean all real and personal property, tangible and intangible, whether now owned or hereafter acquired by Borrower, and all income, rents, products, and proceeds thereof, securing the Loan.

1.8        Reserved.

1.9        “Controlled Substances Laws” shall mean the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule, regulation or order.

1.10        Reserved.

1.11        “Covenants” shall collectively mean all private and public covenants, conditions, restrictions and reservations affecting the Property, as well as all applicable zoning restrictions and requirements including all parking requirements, subdivision, environmental protection, use and building codes, laws, regulations and ordinances.

1.12        “Debt Service” shall mean the actual debt service due and payable under the Note during the relevant Test Period.

1.13        “Debt Service Coverage Ratio” shall mean the relationship, expressed as a numerical ratio, between (i) the Net Operating Income for the applicable Test Period, and (ii) the Debt Service for the same Test Period. Bank’s reasonable determination of the Debt Service Coverage Ratio shall be conclusive, absent manifest error.

1.14        “Deed of Trust” shall mean the Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Revenues granted by Borrower to the Public Trustee of Arapahoe County, Colorado, for the benefit of Bank, granting a valid and perfected first lien on the Property and other Collateral described therein, securing the Note and the other Obligations, in form and substance satisfactory to Bank, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

1.15        “Default” shall mean any event or occurrence which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

1.16        “Disposition” shall have the meaning described in Section 7.3.

1.17        Reserved.

1.18        “Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor for the benefit of Bank, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

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1.19        “Event of Default” shall mean any event or occurrence described in Section 8.1 below.

1.20        “GAAP” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.21        “Governmental Entity” and “Governmental Entities” shall mean any governmental or quasi-governmental entity, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over Borrower or the Project.

1.22        “Guarantor” shall mean City Office REIT Operating Partnership, L.P., a Maryland limited partnership.

1.23        “Guaranty Agreement” shall mean that certain Guaranty Agreement of even date herewith executed by Guarantor.

1.24        “Improvements” shall mean any and all structures, buildings and other improvements now or hereafter constructed or located on the Property.

1.25        “Leases” shall mean any and all of those leases currently in effect, and any amendments, renewals, extensions, and replacements thereof, and any subsequent leases for space in the Improvements with other parties, and any amendments, renewals, extensions and replacements of such leases.

1.26        “Leasing Commissions” shall mean the commissions paid to third party licensed brokers or agents in connection with the execution of a Lease for a portion of the Property.

1.27        “Liabilities” shall have the meaning given to that term in accordance with GAAP.

1.28        “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following: (i) any lease or other right to use; (ii) any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise not approved in advance by Bank; and (iii) any option, right of first refusal, or other interest or right.

1.29        “Loan Amount” shall mean Seventeen Million and No/100ths Dollars ($17,000,000.00).

1.30        “Loan Documents” shall mean this Agreement, the Note, the Deed of Trust, the Environmental Indemnity Agreement, Guaranty Agreement, and any other agreements, documents, or instruments executed by Borrower and/or Guarantor evidencing, guarantying, securing, or otherwise relating to the Loan, as such agreements, documents, and instruments may be amended, modified, extended, renewed, or supplemented from time to time.

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1.31        “Loan Fee” shall mean a fee in the amount of 0.25% of the Loan Amount which is equal to Forty-Two Thousand Five Hundred and No/100ths Dollars ($42,500.00).

1.32        “Loan Party” shall mean Borrower, Guarantor, and each other Person that from time to time is or becomes obligated, by contract or operation of law, to Bank under any Loan Document or grants any Collateral.

1.33        Reserved.

1.34        “Maturity Date” shall mean the earlier of: (i) June 25, 2025, or (ii) the date on which the Obligations are accelerated as a consequence of an Event of Default.

1.35        “Net Operating Income” shall mean gross rental and operating income for the relevant Test Period produced from the Property, minus all expenses (such expenses to include, without limitation, the accrual of annual expenses such as taxes and insurance for the applicable Test Period, and reasonable and customary management fees, but to exclude depreciation, amortization, interest expense, capital expenditures, and any other extraordinary expenses and any non-cash items such as free-rent periods and other lease concessions) applicable to the Property for such Test Period.

1.36        “Note” shall mean the Promissory Note executed by Borrower, made payable to the order of Bank, evidencing the Loan, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

1.37        “Obligations” shall mean the obligations of the Loan Parties under the Loan Documents.

1.38        “Official Records” shall mean the records of the Clerk and Recorder of the county in which the Property is located.

1.39        “Permitted Exceptions” has the meaning specified in Section 3.6.

1.40        “Person” shall mean a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Entity, whether acting in an individual, fiduciary or other capacity.

1.41        “Plans” shall have the meaning described in Section 5.6(a).

1.42        “Project” shall collectively refer to the Property and all Improvements thereon.

1.43        “Qualified Manager” shall mean a reputable and experienced management organization that (i) possesses adequate experience in managing properties similar in size, scope, use and value as the Property in Bank’s reasonable determination, (ii) has an adequate reputation for property management in Bank’s reasonable determination, and (iii) is not a debtor in bankruptcy or similar proceedings.

1.44        “Qualified Transferee” shall mean a person that (i) is a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company,

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commercial credit corporation, pension plan, pension fund or pension advisory firm, government entity or plan, investment company registered under the Investment Company Act of 1940, as amended, or exempt or excluded from registration or regulation thereunder pursuant to such Act and the rules thereunder, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, (ii) has total assets (in name or under management) in excess of Four Hundred Million and No/100 Dollars ($400,000,000.00) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00), (iii) is not the subject of a proceeding involving bankruptcy, insolvency, reorganization or relief of debtors, (iv) has not been convicted in a criminal proceeding for a felony or a crime involving moral turpitude and is not reputed to have substantial business or other affiliations with an organized crime figure (v) has no material outstanding judgments against such person, and (vi) causes the Property to be managed by one or more Qualified Managers.

1.45         “Required Accounts” shall mean those accounts to be held at Bank more fully described in Exhibit B attached hereto.

1.46         “Restoration Conditions” shall have the meaning described in Section 5.6(a).

1.47         “Secondary Financing” shall have the meaning described in Section 7.4.

1.48         “Special District” shall mean Special Districts established pursuant to Title 32, as amended, of Colorado Revised Statutes, General Improvement Districts established pursuant to Section 31-25-601 et seq., Colo. Rev. Stat., as amended, Special Improvement Districts established pursuant to Section 31-25-501, et seq., Colo. Rev. Stat., as amended, Local Improvement Districts established pursuant to C.R.S. Section 30-20-601 et seq., Colo. Rev. Stat., as amended, Public Improvement Districts established pursuant to C.R.S. Section 30-20-501, et seq., Colo. Rev. Stat., as amended, or any other type of district created pursuant to Titles 29, 30, 31, and 32, as amended, of Colorado Revised Statutes, or any similar governmental or quasi-governmental entities.

1.49         “Survey” as such term is defined in Section 3.9.

1.50         “Tenant” shall mean each tenant of the Project under a Lease.

1.51         “Tenant Improvements” shall mean improvements made to the Property pursuant to the terms of an executed Lease for space within the Property.

1.52         “Test Period” shall mean the trailing 12-month period as of the last day of each quarter (however, the initial three Test Periods shall be, respectively, the previous 3 months, the previous 6 month, and the previous 9 months).

1.53         “TI/LC Reserve Account” shall mean that certain Bank controlled deposit account held by Bank as further defined on Exhibit B and described in Section 2.7.

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1.54        “Title Company” shall mean First American Title Insurance Company, through its agent, Land Title Guarantee Company.

1.55        “Title Policy” and “Title Policies” shall mean, respectively, each and all title insurance policies and endorsements thereto and reinsurance or coinsurance agreements and endorsements, as further described in Section 3.6 of this Agreement, insuring the Deed of Trust.

ARTICLE 2

LOAN AGREEMENT

2.1        The Loan. Subject to the terms and conditions of this Agreement and the Loan Documents, Bank agrees to loan to Borrower a sum of money equal to the Loan Amount.

2.2        Type of Loan. The Loan is a non-revolving, single advance loan to provide term financing for the Project as set forth herein. Amounts advanced under the Loan may not be re-borrowed after being repaid.

2.3        Note. All indebtedness of Borrower to Bank under the Loan (and all advances otherwise made in accordance with this Agreement or any other Loan Document) shall be evidenced by the Note. Principal and interest is payable as provided in the Note. The Note contains additional terms and conditions including, without limitation, provisions concerning principal prepayments and the payment of default interest and late charges upon the occurrence of an Event of Default.

2.4        Loan Fee. Borrower shall pay, at Closing, the Loan Fee, which fee has been fully earned by Bank and is nonrefundable to Borrower, regardless of when the Loan is repaid.

2.5        Advance of Loan Proceeds. At Closing, subject to Borrower’s satisfaction of all closing conditions contained herein including the payment of all closing costs, fees, and expenses related to the Loan, Bank shall fund the Loan to Borrower through escrow with the Title Company.

2.6        Capital Reserve Account. At Closing, Borrower shall establish the Capital Reserve Account. Concurrently with each monthly payment due and payable under the Note, commencing on August 1, 2015, Borrower shall deposit an amount equal to $3,280.00 monthly. The funds held in the Capital Reserve Account shall be disbursed by Bank to Borrower for the purpose of the payment of property related, commercially accepted capital expenditures and other improvements to the Property and may be disbursed on a monthly basis pursuant to the provisions of Section 2.8.

2.7        TI/LC Reserve Account. At Closing, Borrower shall establish the TI/LC Reserve Account and shall deposit initially Seven Hundred Thousand and No/100ths Dollars ($700,000.00) into the TI/LC Reserve Account, which initial deposit may be funded, at Borrower’s election, with proceeds of the Loan. Thereafter, concurrently with each monthly payment due and payable under the Note, commencing on August 1, 2015, Borrower shall deposit an amount equal to $36,901.00 monthly. In addition, on or before June 25, 2019, Borrower shall deposit an additional Five Hundred Thousand and No/100ths Dollars ($500,000.00) into the TI/LC Reserve Account, or in lieu of such deposit, Borrower may provide

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to Bank a letter of credit in such amount on terms reasonably acceptable to Bank. Furthermore, upon receipt of any lease termination fee under any Lease, such fee shall be promptly deposited into the TI/LC Reserve Account. The funds held in the TI/LC Reserve Account shall be disbursed by Bank to Borrower for the purpose of the payment of Tenant Improvements and Leasing Commissions relating to the Property subject to Bank’s reasonable approval of the applicable Lease. Such funds may be disbursed on a monthly basis pursuant to the provisions of Section 2.8. Notwithstanding the foregoing, if at any time after June 25, 2020, the balance of the TI/LC Reserve Account exceeds Five Hundred Thousand and No/100ths Dollars ($500,000.00), the excess amount shall be disbursed to Borrower and the monthly deposit into the TI/LC Reserve Account shall be suspended. Thereafter, at any time the balance of the TI/LC Reserve Account falls below Five Hundred Thousand and No/100ths Dollars ($500,000.00), the monthly deposit as set forth above will be reinstated. Notwithstanding anything to the contrary herein, at any time and from time to time, Borrower may provide to Bank a letter of credit on terms, and from a financial institution, reasonably acceptable to Bank in the amount of, and in lieu of, all or any portion of the amount then required to be deposited in the TI/LC Reserve Account and upon Borrower’s delivery of such letter of credit, Bank shall cause an equivalent amount of cash held in the TI/LC Reserve Account to be promptly disbursed to Borrower.

2.8        Advance of Funds. Disbursements from the Capital Reserve Account and the TI/LC Reserve Account shall be disbursed upon the following terms and conditions precedent:

    (a)        Disbursement Request. Funds shall be disbursed by Bank only upon receipt of a written request for disbursement in form and substance approved by Bank, which approval shall not be unreasonably withheld, delayed, or conditioned (the “Disbursement Request”). Borrower shall submit no more than one (1) Disbursement Request in a calendar month and each Disbursement Request shall contain such information as Bank may reasonably require and shall, without limitation:

(i)        set forth the amount requested; and,

(ii)        be accompanied by copies of all bills, statements, invoices, or such other reasonably acceptable documentation supporting the purpose for which the funds are requested and such lien waivers or conditional lien waivers as Bank may require to evidence that the Property is and will remain free and clear of any mechanic’s and materialmen’s liens arising from work performed thereon.

    (b)        Disbursements. Funds may be disbursed at Bank’s option, directly to Borrower or directly to the Persons providing labor, materials, and services. Bank shall have no duty to monitor for the benefit of Borrower the use of the funds. Bank shall have a reasonable time to approve a Disbursement Request and all supporting documents and information; provided, that Bank shall endeavor to approve (or disapprove) any disbursement request within ten (10) days following receipt thereof and in the event Bank shall fail to respond to any Disbursement Request within twenty (20) days following receipt thereof, such request shall be deemed approved and Bank shall thereafter be obligated to forthwith make the requested disbursement. Any disapproval of a Disbursement Request shall be in writing and shall set forth the specific reasons for such disapproval.

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    (c)         Project Inspector. Bank reserves the right to engage an independent construction inspector (“Project Inspector”) to review all aspects of the construction and installation of all Tenant Improvement work performed by Borrower including, without limitation, compliance with building codes, zoning and ADA, the review of Disbursement Requests and Borrower’s compliance with any approved budgets and construction schedules. The reasonable fees charged by the Project Inspector will be the sole cost of Borrower. Bank shall not be required to undertake such inspections or reviews, and the making of any such inspection or review shall not create or impose any responsibility or liability of the Bank for the quality of construction or for the compliance of the Tenant Improvement work with any approved plans or any governmental requirements, and Borrower releases and holds Bank harmless from any responsibility or liability with respect to any such inspection or review.

    (d)         Approved Lease. With respect to any disbursement of such funds for Tenant Improvements or Leasing Commissions, Bank shall have received a fully-executed copy of the Lease under which the Tenant Improvements are to be performed or the Leasing Commissions are to be paid. Each Disbursement Request shall be deemed a certification, by Borrower, that the applicable Lease is in full force and effect and that, to the knowledge of Borrower, there is no material default or alleged material default of either Borrower or the tenant thereunder.

    (e)         Lease Commission Requirements. No Leasing Commissions will be paid (or reimbursed) in amounts which are materially in excess of those typically and customarily charged for similar space in the Denver, Colorado, area, and no Leasing Commissions shall be payable unless and until Borrower shall first have presented to Bank an invoice from a licensed Colorado real estate broker setting forth the amount of such Leasing Commission claimed, in form and substance reasonably satisfactory to Bank.

    (f)         No Default. No Event of Default shall have occurred and be continuing under any of the Loan Documents as of the date of the Disbursement Request nor as of the date any funds are disbursed to Borrower hereunder.

2.9         Obligations Secured by Loan Documents. All payments and disbursements made by Bank under this Agreement and the other Loan Documents whether in the form of an Advance or otherwise (including, but not limited to, the exercise of any right or remedy of Bank or the protection of Bank’s security hereunder) under the terms of this Agreement and the Loan Documents shall, as and when advanced or incurred, shall constitute additional Obligations evidenced by the Note and secured by the Deed of Trust and the other Loan Documents, whether or not the aggregate of all Obligations shall then or thereafter exceed the face amount of the Note. Without limitation upon the foregoing, in the event that Borrower shall fail to cure an Event of Default, Bank shall have the right, but not the obligation, to perform any of such covenants, agreements and obligations, and any amounts expended by Bank in doing so shall constitute obligatory advances under this Agreement and additional Obligations evidenced by the Note and secured by the Deed of Trust and the other Loan Documents. The Loan Documents shall remain in full force and effect until all Obligations are paid and performed in full.

2.10         Limited Recourse. Notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Loan Documents shall impose no personal liability on, and the

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Bank shall neither seek nor take any deficiency or monetary judgment against, any partners of Borrower (whether general or limited) or against any property of the partners of Borrower, other than as specifically set forth in the Guaranty Agreement or Environmental Indemnity Agreement.

ARTICLE 3

CONDITIONS PRECEDENT TO CLOSING

This Agreement and the obligations of Bank to make the Loan as described herein shall become effective only upon satisfaction of the following conditions precedent, including receipt and approval by Bank of the following agreements, documents, and instruments, each duly executed by the parties thereto and in form and substance satisfactory to Bank, in each case as determined by Bank in its reasonable discretion:

3.1         Representations and Warranties Accurate. The representations and warranties by each Loan Party in the Loan Documents shall be correct, in all material respects, on and as of the date of this Agreement.

3.2         Loan Documents. Bank shall have received and approved fully executed counterparts of the Loan Documents, each of which shall have been duly authorized, executed (and, where appropriate, acknowledged), and delivered by the parties thereto, as well as any and all other documents as Bank may deem reasonably necessary with respect to the Loan.

3.3         Review Items. Bank shall have received and approved the following:

    (a)         Appraisal. A current Appraisal of the Property;

    (b)         Current Financial Statements. Current financial statements, tax returns and other financial information as Bank may require for Borrower and Guarantor, each in form and substance reasonably satisfactory to Bank;

    (c)         Environmental Audits. A Phase I site assessment prepared by an environmental engineering company approved by Bank and in substance satisfactory to Bank regarding the Property;

    (d)         Reserved;

    (e)         Zoning. Reasonably satisfactory evidence that Borrower has complied with all covenants, conditions, restrictions and reservations affecting the Property, including the Covenants, that the Property is duly and validly zoned for its use, and that the Property meets all applicable requirements of the subdivision zoning regulations and any local ordinances adopted pursuant thereto and Bank agrees that the commitment by Title Company to issue an ALTA 3.1 (or equivalent) zoning endorsement shall satisfy this zoning condition;

    (f)         Opinion. Legal opinions of independent counsel for Borrower and Guarantor, with respect to the Loan Documents, in form and substance reasonably satisfactory to Bank (i) that the Loan Parties which are legal entities are duly-formed and in good standing in the jurisdiction of the Loan Party’s formation and, to the extent necessary, in the State of Colorado, (ii) that the transaction described in the opinion and the execution and delivery of the

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documentation evidencing such transaction and the performance of obligations thereunder have been duly authorized by all necessary parties, (iii) that the transaction documents are legal, valid and binding and enforceable in accordance with their terms, subject to customary exceptions, and (iv) concerning such other legal matters as Bank may require regarding the specific transaction and the absence of conflicts with the governing documents of the entity or any other agreement, instrument or governmental order or rule to which the entity is subject and the absence of any material litigation against the entity which would materially or adversely affect the entity’s ability to perform its legal obligations under the transaction documents;

    (g)         Special Districts. Identification of any Special Districts affecting the Property, and at the request of Bank, a boundary map of the Special District, financial statements and outline of the debt structure of the Special District available to Borrower or to the public, and names and telephone numbers of the district manager, if any, and officers of the Special District, if applicable;

    (h)         Deposits and Required Accounts. The establishment of the Required Accounts to be held by Bank; and

    (i)         Leases/Estoppels/SNDAs. A copy of each Lease affecting the Property, and an estoppel certificate and an original, executed subordination, non-disturbance and attornment agreement from certain Tenants as may be requested by Bank, including but not limited to, Dex One, Charter Communication, Swan Energy, Star Tek, Recondo Technology, Catamaran PBM, and NTT America; provided, however, that the condition herein for the delivery of estoppel certificates and subordination, non-disturbance and attornment agreements shall be satisfied by Borrower’s use of commercially reasonable efforts to deliver such items to Bank following the closing of the Loan. Failure by Borrower to deliver such items, provided Borrower used commercially reasonable efforts to obtain such items, shall not constitute an Event of Default, Default, or breach hereunder.

3.4         Corporation, Limited Liability Company, or Partnership Documents. If any Loan Party is a corporation, a limited liability company, or a partnership, certified copies of resolutions of its board of directors or, if all managers or all general partners do not sign the Loan Documents, resolutions of the managers of the limited liability company or partners of the partnership, as the case may be, authorizing such Loan Party to execute, deliver, and perform its obligations under the applicable Loan Documents and to grant to Bank the Liens and Encumbrances on the Property in the Loan Documents and certifying the names and signatures of the officer(s), member(s), manager(s), or partner(s), as the case may be, of such Loan Party authorized to execute the Loan Documents and, in the case of Borrower, the certificate of incorporation and bylaws, limited liability company operating agreement, or partnership agreement, as the case may be, of such Loan Party and all amendments thereto, if any Loan Party is a general partnership or joint venture, the filed or recorded fictitious name certificate for such Loan Party and all amendments thereto, if any Loan Party is a limited partnership, the filed or recorded certificate of limited partnership of such Loan Party and all amendments thereto, and a certificate of good standing as a corporation, limited liability company, or limited partnership, as the case may be, from the jurisdiction of formation or organization of such Loan Party, and if such jurisdiction is not the State of Colorado, a certificate of qualification as a

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foreign corporation, limited liability company, or limited partnership, as the case may be, authorized to transact business in the State of Colorado.

3.5         Taxes. All taxes, fees and other charges in connection with the execution, delivery and recording of the Loan Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Property, if any, shall have been paid. Borrower shall provide a treasurer’s tax certificate disclosing that no general and special taxes or assessments encumbering the Property are delinquent and that the Property does not lie within any special or general assessment district except as disclosed to and approved by Bank.

3.6         Title Insurance. Borrower shall have delivered to Bank one or more ALTA 2006 loan policies of title insurance or an irrevocable and unconditional commitment to issue such policies issued by the Title Company (collectively, the “Title Policy”). Such Title Policy shall have a liability limit of not less than the amount of the Loan and shall provide coverage and otherwise be in form and substance reasonably satisfactory to Bank insuring Bank’s interest under the Deed of Trust as a valid first lien on the Project. Such Title Policy shall be accompanied by such reinsurance and coinsurance agreements and endorsements as Bank may require in its reasonable discretion. Such Title Policy must delete the standard exceptions and contain only such exceptions as are reasonably satisfactory to Bank (“Permitted Exceptions”) and must have attached such endorsements as Bank may require in its reasonable discretion, including without limitation an ALTA 9 Endorsement.

3.7         Payment of Costs, Expenses, and Fees. All costs, expenses, and fees to be paid by Borrower under the Loan Documents on or before the effectiveness of this Agreement have been paid in full or arrangements for their payment have been made and approved by Bank.

3.8         Insurance. Borrower shall maintain, or cause to maintain, and deposit with Bank original or copies of certificates of insurance policies issued by insurance companies with current Best’s Key Ratings of not less than A- with a financial rating of IX and written in form and content reasonably acceptable to Bank, with appropriate mortgagee clauses in favor of Bank, providing the following minimum insurance coverages for the Property and Collateral:

    (a)         Commercial general liability insurance covering the Property, the Collateral and Borrower in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, with Bank named as an additional insured;

    (b)         Commercial Property insurance (special perils), in an amount equal to the full replacement value of the Improvements, without coinsurance or deducting for depreciation, containing a waiver of subrogation clause and a deductible amount of $25,000, with Bank named as a mortgagee loss payee;

    (c)         Intentionally Omitted.

    (d)         Business interruption or rent loss insurance in an amount satisfactory to Bank; and,

    (e)         Boiler and machinery insurance when risks covered thereby are present and Bank requires such insurance.

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Each of the foregoing policies shall contain a clause requiring thirty (30) days’ notice to Bank of cancellation, termination or material modification (ten (10) days’ notice for non-payment). Borrower shall provide proof of premiums paid and, throughout the term of the Loan, shall provide evidence to Bank no later than ten (10) days prior to expiration of each annual policy of payment of renewal premiums and continuation of insurance coverage. Either a copy of each insurance policy, a certificate of insurance for each insurance policy, or other reasonably satisfactory evidence of coverage, certified as complete and correct by Borrower shall be delivered to Bank. If coinsurance is applicable, a certificate of adequacy shall be obtained from the insurer and delivered to Bank.

3.9         Survey. Borrower shall have furnished to Bank, at Borrower’s expense, a current ALTA survey prepared in accordance with the ALTA/ACSM minimum standards (“Survey”) of the Property reasonably acceptable to Bank and the Title Company issuing the Title Policy. The Survey shall show the legal description of the Property as it will be insured by the Title Company, the courses and distances of the Property lot lines, all servient easements, setbacks, building lines and width of abutting streets, distance to nearest intersecting streets affording ingress and egress to and from the Property, and the location and dimensions of all encroachments, improvements, above or below ground easements and utilities (based on observed evidence), and designated parking spaces. The Survey shall show the location of all Improvements, the height, dimensions and type of construction of all Improvements. The surveyor shall also certify whether or not any portion of the site improvements is located within a Federal Emergency Management Agency identified flood-prone area of a community and if located thereon, state the map number and whether or not the Property appears in the “Flood Hazard Area.” The Survey must be certified as accurate by a licensed surveyor in the State of Colorado and contain a certificate imprinted thereon in the form approved by the American Land Title Association and Bank stating that the Survey is made for the benefit of Bank, Borrower and the Title Company.

3.10         Private Covenants. Borrower either shall provide to Bank satisfactory evidence that Borrower has complied, in all material respects, with all covenants, conditions, restrictions and reservations affecting the Property, or provide to the Bank an ALTA 9 Endorsement to the Title Policy.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce Bank to make the Loan, Borrower represents, warrants and covenants as follows, which representations, warranties and covenants shall be true and correct, in all material respects, as of the execution hereof and shall survive the execution and delivery of the Loan Documents:

4.1         Organization of Borrower; Authority to Enter into Loan Documents. Borrower is a limited partnership duly formed, validly in existence and in good standing under the laws of the State of Delaware, and authorized to do business and to own real property in the State of Colorado. Borrower is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify permanently precludes Borrower from enforcing its contracts. Borrower has the right

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and power to occupy and develop the Property. Borrower has the full power and authority to enter into the Loan Documents, to borrow money as contemplated herein and to execute and carry out the provisions of the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action of Borrower, and no other action of Borrower is required for the execution, delivery and performance of the Loan Documents. The Loan Documents which have been executed and delivered pursuant to this Agreement constitute, or, if not yet executed or delivered, will when so executed and delivered, constitute valid and binding obligations of Borrower, each enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

4.2         Enforceability of Guarantor Documents. The Loan Documents which have been executed and delivered by Guarantor pursuant to this Agreement constitute, or, if not yet executed or delivered, will when so executed and delivered, constitute valid and binding obligations of Guarantor, each enforceable in accordance with its respective terms.

4.3         Financial Statements. Any loan applications, financial statements, supporting schedules, and financial reports now or hereafter delivered to Bank in connection with the Loan Documents by or on behalf of each Loan Party are or will be true and correct in all material respects as of the dates thereof, have been or will be prepared in accordance with GAAP or other accounting standards reasoanbly acceptable to Bank, consistently applied and fairly represent in all material respects the respective financial conditions of the subjects thereof as of the dates thereof and for the periods covered thereby.

4.4         No Litigation. Borrower has received no written notice that any actions, suits or proceedings are pending, or to the actual knowledge of Borrower threatened against or affecting Borrower or any other Loan Party, or any of the property or assets of any other Loan Party, in any court at law or in equity, or before or by any governmental or municipal authority which may reasonably be anticipated to materially adversely affect the ability of any Loan Party to perform its respective obligations hereunder or under any of the Loan Documents to which such Loan Party is a party, or might adversely affect the priority of Bank’s liens and security interests with respect to Borrower’s property or assets.

4.5         Marketable Title. Borrower has good and marketable title to the Property, free and clear of all Liens and Encumbrances, excepting only the lien for general taxes for the current year and the Permitted Exceptions, and subject only to such matters and the Covenants, defined below, and has good and marketable title to all of its property and assets, real and personal, which secure repayment of the Note.

4.6         Covenants, Zoning and Codes. To its actual knowledge, Borrower has complied and will continue to comply in all material respects with all applicable statutes and regulations to be complied with in connection with the use, occupancy and operation of the Project. To the actual knowledge of Borrower, all permits, consents, approvals or authorizations by, or registrations, declarations, withholding of objections or filings with any Governmental Entity or private entity necessary in connection with the valid execution, delivery and performance of this Agreement, the Loan Documents, and any and all other documents executed in connection with any of the foregoing, or presently necessary for the use, occupancy and operation of the Property,

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have been obtained and are valid, adequate and in full force and effect. To the actual knowledge of Borrower, the use, occupancy and operation will in all respects conform to and comply with all covenants, conditions, restrictions and reservations affecting the Property and with all applicable zoning, subdivision, environmental protection, use and building codes, laws, regulations and ordinances with respect to future operations and, to the best of Borrower’s knowledge, presently conform and comply (collectively, the “Covenants”).

4.7        Americans with Disabilities Act. Borrower hereby represents, warrants and covenants that, to Borrower’s actual knowledge, the Property is not now in violation of the requirements of the Americans with Disabilities Act of 1990, 47 U.S.C. Section 12101 et seq. (“ADA”), as amended from time to time, or any regulations promulgated thereunder. Borrower further warrants that any alterations to the Property or new construction on the Property shall be completed in conformance with the ADA in all material respects.

4.8        Compliance; Hazardous Materials Covenants. Borrower covenants that the Property, and the use, occupancy and operation of the Project will strictly comply with all covenants and agreements of Borrower regarding Hazardous Materials as defined and contained in the Environmental Indemnity Agreement during the period of Borrower’s ownership.

4.9        Access to the Property. All roads, streets, traffic turn lanes, and access ways necessary for the utilization of the Property for its current purposes and located outside the boundaries of the Property have been completed and, to the extent are or are intended to be public, have been dedicated to public use and accepted by the appropriate Governmental Entity.

4.10        Utilities. All utility services necessary for the use, occupancy and operation of the Project for its current uses are available and operational in the Project.

4.11        Use of Proceeds. The purpose of the Loan is a business purpose and not a personal, family or household purpose.

4.12        Solvency. The fair, market value of the assets of each Loan Party is in excess of the total amount of its Liabilities as they become absolute and matured, and each Loan Party is able to meet its debts as they become due and payable in accordance with the Loan Party’s ordinary business practices.

4.13        No Conflicts. To the Borrower’s actual knowledge, the execution, delivery, and performance by Borrower of the Loan Documents will not conflict with, or result in a violation of or a default under: (i) any applicable law, ordinance, regulation, or rule (federal, state, or local); (ii) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Entity to which Borrower is a party or by which Borrower or any of the assets or property of Borrower is bound; (iii) any of the Approvals and Permits; or (iv) any agreement, document, or instrument to which Borrower is a party or by which Borrower or any of the assets or property of Borrower is bound.

4.14        Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents have been duly executed and delivered by or on behalf of Borrower, where applicable. The Loan Documents are legal, valid, and binding obligations of Borrower, where applicable, enforceable in accordance with their terms against Borrower, where applicable,

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except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

4.15        Accurate Information. All information in any loan application, financial statement, certificate, or other document, and all other information delivered by or on behalf of Borrower or its members to Bank in obtaining the Loan is correct and complete in all material respects, and there are no intentional material omissions therefrom that result in any such information being incomplete, incorrect, or misleading as of the date thereof.

4.16        Approvals and Permits; Assets and Property. Borrower has obtained and there are in full force and effect all Approvals and Permits necessary for the conduct of the business of Borrower and the use, occupancy and operation of the Project. Borrower owns or leases all assets and property necessary for conduct of the business and operations of Borrower. Such assets and property are not subject to any Liens and Encumbrances, other than the Permitted Exceptions.

4.17        Taxes. Borrower has filed or caused to be filed all income and franchise tax returns (federal, state, and local) required to be filed by Borrower and has paid all taxes and other amounts shown thereon to be due (including, without limitation, any interest or penalties) or will pay such amounts prior to delinquency.

4.18        Compliance with Law. To Borrower’s actual knowledge, neither Borrower nor the Project is in violation of any law, ordinance, regulation, or rule (federal, state, or local).

4.19        Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower to Bank of financial statements, other documents, or information after the date of this Agreement shall be a representation and warranty that to Borrower’s actual knowledge such financial statements, other documents, or information is correct and complete in all material respects, that there are no intentional material omissions therefrom that result in such financial statements, other documents, or information being incomplete, incorrect, or misleading as of the date thereof, and that to Borrower’s actual knowledge such financial statements accurately present the financial condition and results of operations of Borrower in all material respects as of the dates thereof and for the periods covered thereby.

4.20        Survival of Representations. All representations and warranties contained in this ARTICLE 4 and elsewhere in this Agreement shall survive the delivery of the Note and the Loan Documents, and the making of the Loan evidenced thereby and any investigation at any time made by or on behalf of Bank shall not diminish its rights to rely on all of such representations and warranties and all agreements, representations and warranties made herein shall continue in full force and effect until the Obligations have been fully paid and satisfied.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Obligations are paid and performed in full, Borrower agrees that, unless Bank otherwise agrees in writing in Bank’s absolute and sole discretion:

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5.1         Books and Records: Access By Bank. Borrower will maintain a single, standard system of accounting, including, without limitation, a single, complete, and accurate set of books and records of its assets, business, financial condition, operations, property, prospects, and results of operations in accordance with commercially reasonable accounting practices. Bank shall have the right from time to time to examine such assets and property and to audit, copy, and make excerpts from such books, records, and documents upon not less than five (5) days’ prior notice and during normal business hours.

5.2         Taxes and Other Indebtedness. Subject to Borrower’s right to contest the validity and amount of any such items in accordance with the Deed of Trust, Borrower shall pay and discharge before delinquency, all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it, when due, all valid and lawful claims (including, without limitation, claims for labor, materials, and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of its assets or property, and before delinquency, all its other indebtedness. Subject to the foregoing right to contest, Borrower shall provide evidence to Bank no later than thirty (30) days after the date on which ad valorem taxes would be delinquent that such taxes have been paid in full.

5.3         Payment of Claims. Borrower agrees to pay and discharge all claims for labor performed and material and services furnished in connection with the Collateral, and to take all other steps necessary to forestall the assertion of claims or liens either against the Collateral, or any part thereof or right or interest appurtenant thereto, or of claims against Bank. Nothing herein contained shall require Borrower to pay any claims for labor, materials or services which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided, however, that Borrower shall, not later than thirty (30) days after the notice of the filing of any claim or lien against the Collateral, which is disputed or contested by Borrower, either file a surety bond sufficient to release said claim or lien and promptly give notice of such filing to the lienholder or claimant, all as permitted by Colorado statute, or make other arrangements therefor reasonably satisfactory to Bank. Bank shall not be required to extend the Maturity Date of the Loan by reason of Borrower’s failure to pay such claims.

5.4         Law; Judgments; Material Agreements; Approvals and Permits. Borrower shall comply with all laws, ordinances, regulations, and rules (federal, state, and local), including all Controlled Substances Laws, and all judgments, orders, and decrees of any official arbitrator, or Governmental Entity relating to Borrower, the Collateral, or the assets, business, operations, or property of Borrower. Borrower shall comply in all material respects with all material agreements, documents, and instruments to which Borrower is a party or by which Borrower, the Project, or any of the other assets or property of Borrower is bound or affected. Borrower shall comply with all requirements contained in or required under any Covenants and all conditions and requirements of all Approvals and Permits. Borrower shall obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower in the Project.

5.5         Insurance. Borrower shall obtain and maintain the insurance requirements set forth in Section 3.8.

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5.6         Damage or Destruction.

    (a)         If the Improvements or the Property, or any portions or part thereof, are damaged or destroyed by fire or any other cause, Borrower shall, at its election or upon the request of Bank and subject to the provisions of this Section, promptly proceed with the restoration thereof in accordance with such plans and specifications as shall have been prepared by an architect or engineer acceptable to Bank and submitted to and approved by Bank, which approval will not be unreasonably withheld or delayed (herein, the “Plans”), and shall diligently complete the work of restoration, on the condition that Bank makes available to Borrower as restoration progresses any insurance proceeds actually paid to Bank in respect to such damage or destruction, which proceeds Bank shall make available in accordance with this Section 5.6. If (i) in Bank’s judgment the insurance proceeds are sufficient to complete the restoration no later than thirty (30) days prior to the Maturity Date; and (ii) no Event of Default exists under the Loan Documents, other than an Event of Default arising from the damage or destruction (collectively, the “Restoration Conditions”), Bank shall advance the insurance proceeds to Borrower as restoration progresses in the same manner as Bank customarily disburses advances of construction loan proceeds under construction loans. If any one or more of the Restoration Conditions does not exist and does not come into existence within thirty (30) days following notice thereof from Bank to Borrower, Bank may call the Loan immediately due and payable in accordance with the following paragraph; provided, however, if, in Bank’s reasonable judgment the insurance proceeds are insufficient to complete the restoration, Borrower may satisfy such condition by depositing with Bank additional money as in Bank’s reasonable judgment is sufficient to complete the restoration in accordance with the Plans in a timely manner and fully pay the costs thereof.

    (b)         If in Bank’s judgment the Improvements cannot be restored in accordance with the Plans in a timely manner as described above or, if Borrower does not or cannot deposit additional money as in Bank’s judgment is required to complete the restoration and fully pay the cost thereof, or if an Event of Default exists under the Loan Documents, and such matters are not cured within thirty (30) days following notice thereof from Bank to Borrower, such event shall be deemed an Event of Default hereunder, and Bank’s obligation to make insurance proceeds available for restoration shall immediately terminate. Bank may in such case apply any insurance proceeds and/or owner’s equity in the manner set forth in Section 5.6(a) hereof, to reduce the outstanding Obligations of Borrower under the Loan and may exercise any of the other remedies which are described in Section 8.2 hereof or in the Loan Documents.

    (c)         In the case of loss for which the cost to repair or restore is reasonably estimated to be in excess of $500,000.00, Bank is hereby authorized to participate in any settlement or adjustment of claims under insurance policies, as its interest may appear, and to collect and receipt for any proceeds. In the event Bank elects to apply, or is obligated under Section 5.6(a) to apply, the proceeds to restoration, in keeping with the Restoration Conditions, such proceeds shall be made available, from time to time, in the same manner as Bank customarily disburses advances of construction loan proceeds under construction loans.

    (d)         Notwithstanding anything herein, in the Note, or in any other Loan Documents to the contrary, no Prepayment Premium (as defined in the Note) shall be due or payable in the event that Bank shall apply any insurance proceeds or condemnation awards to

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pay down all or any portion of the outstanding principal balance of the Loan in accordance with Sections 5.6 or 5.7 hereof.

5.7         Condemnation. If all or any part of the Property is expropriated, condemned, taken by power of eminent domain, or transferred in anticipation of any such circumstances by any competent authority, then the proceeds of any such award or settlement made as compensation or damages for such expropriation, condemnation, exercise of the power of eminent domain or the transfer in anticipation of any such circumstance shall be paid to Bank. Bank, at its election, may pay or apply such amount in any one or more of the following ways and in such order as Bank shall reasonably determine:

    (a)         to costs of collection thereof;

    (b)         payment of any expenses and fees of Bank associated with this Agreement and the other Obligations of Borrower hereunder, the payment of accrued and unpaid interest on the Loan, and the reduction of unpaid principal of the Loan;

    (c)         to the payment of obligations incurred by Bank or Borrower in the repair or replacement of damage to the Improvements; or

    (d)         to make payment to Borrower for the costs of restoration and repair of the Improvements.

If the Improvements or the Property or any part thereof is taken by condemnation or subject to imminent threat of condemnation, Bank may elect not to authorize application of any proceeds from any condemnation award to the restoration of the Improvements unless, in Bank’s reasonable judgment, (i) Bank’s security is not impaired, (ii) the Improvements can be replaced and restored in a manner which will enable it to be functionally and economically utilized and occupied substantially as originally intended, and (iii) the condemnation proceeds (when taken together with such additional owner’s equity as Borrower may elect to deposit with Bank) shall be sufficient to replace or restore the Improvements to a substantially functional and economically feasible condition. Whether Bank, in its sole judgment, determines that the Improvements can be so restored and replaced or not, the rights and obligations of Bank and Borrower thereafter, and the handling and utilization of any condemnation proceeds actually paid to Bank and undisbursed owner’s equity, shall be the same as described in the immediately preceding section hereof.

5.8         Fixtures. No Collateral which is personal property shall be purchased or installed in the Project by Borrower under any security agreement, conditional sales contract or other agreement wherein the seller reserves a security interest in, or the right to remove or to repossess, such items or to consider them personal property after their incorporation into the Project.

5.9         Further Assurances. Borrower will at any time and from time to time upon the reasonable request of Bank take or cause to be taken any action, execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements, financing statements or other instruments or obtain such additional insurance as Bank in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security interests intended to be created and preserved in the Collateral,

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the Project, and other properties and assets securing the obligations of Borrower under this Agreement and the Loan Documents.

5.10        Subsequent Actions. Borrower shall promptly notify Bank of any actions, suits or proceedings involving Borrower or its members that could materially and adversely affect the repayment of the Loan, the performance of Borrower under this Agreement, or the financial condition, business or operations of Borrower or its members.

5.11        Maintenance of Property. Borrower shall, at all times, maintain the Property in good working order, ordinary wear and tear and casualty excepted.

5.12        Required Accounts; Security Agreement. Borrower shall establish and maintain the Required Accounts. The Required Accounts will be opened in the name of Borrower and will be assigned the federal tax identification number of Borrower. All funds on deposit in each Required Account shall be additional cash collateral for the Loan, and may be applied, following the acceleration of the Obligations in accordance to Section 8.2(b), by Bank against the outstanding principal balance of the Note. Borrower hereby pledges and grants to Bank an irrevocable first lien security interest in and collateral assignment of the Required Accounts, and all funds that may, from time to time, be on deposit therein and all interest accrued thereon and proceeds thereof. The parties acknowledge and agree that each Required Account constitutes a “deposit account” within the meaning of Section 4-9-102 of the UCC. Bank shall have the right to direct the disposition of funds from any Required Accounts described on Exhibit B as “Bank- Directed.” Borrower shall retain the right, subject to the terms of this Agreement, to direct the disposition of funds from those Required Accounts described on Exhibit B as “Borrower Directed”; provided, however, that following the occurrence and during the continuance of an Event of Default, Bank shall have the sole right to direct the disposition of funds from the “Borrower Directed” Required Accounts.

5.13        Collection of Insurance Proceeds. Borrower will reasonably cooperate with Bank in obtaining for Bank the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transactions contemplated hereby, and will reimburse Bank for any reasonable expenses incurred in connection therewith (including the payment by Borrower of the expense of an independent appraisal on behalf of Bank in case of a fire or other casualty affecting the Property).

5.14        Notices. Borrower, as soon as reasonably practicable after Borrower obtains actual knowledge of such matter, shall give written notice to Bank of:

    (a)        The commencement of any uninsured litigation relating to any Loan Party or relating to the transactions contemplated by this Agreement;

    (b)        The commencement of any material arbitration or governmental investigation or proceeding not previously disclosed by the Loan Party to Bank in writing which has been instituted or, to the knowledge of the Loan Party, threatened against any Loan Party or to which its properties or assets are subject which, if determined adversely to the Loan Party would materially impair such Loan Party’s ability to perform its obligations under the Loan Documents or would materially impair the value of the Property or Collateral;

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    (c)        Any materially adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by any Loan Party to Bank;

    (d)        Any Event of Default under this Agreement or the Loan Documents.

    (e)        Any insurance claim on the Property greater than $100,000.

5.15        Banking Relationship. During the term of this Agreement, Borrower shall keep and maintain the Required Accounts related to the Property with Bank.

5.16        Accuracy of Information. All factual information prepared by Borrower and heretofore or herewith furnished by or on behalf of Borrower to Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information prepared by Borrower and hereafter furnished by or on behalf of Borrower to Bank will be true and accurate in every material respect on the date as of which such information is dated or certified and, to Borrower’s knowledge, no such information contains any misstatement of fact or omits to state a fact or any fact necessary to make the statements contained therein not misleading.

5.17        Compliance with Laws. With respect to the Property, Borrower shall carry on its business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities.

5.18        Conduct of Business. Borrower shall maintain and keep the Collateral and Property in good repair, working order and condition, ordinary wear and tear and casualty excepted, and from time to time make or cause to be made all reasonably necessary renewals, replacements and repairs.

5.19        Maintain Business. Borrower shall continue to engage primarily in the business being conducted on the date of this Agreement until it shall receive the written consent of Bank to do otherwise, such consent shall not be unreasonably withheld, conditioned, or delayed.

5.20        Management Agreement. Borrower shall not enter into any property management agreement pertaining to management of the Property with any property manager other than Jones Lang LaSalle Americas, Inc. without the consent and approval of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed but may be conditioned upon an assignment of such agreement in form and content reasonably acceptable to Bank.

5.21        Performance of Lease Obligations. Borrower will perform, or cause to be performed, in all material respects within the timeframes required under the Lease (including any notice and cure periods) all of its obligations under or in connection with each present and future Lease of all or any part of the Property.

5.22        Capital Adequacy. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new tax

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(excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other-conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Bank. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within fifteen (15) days of written demand and, if recurring, as otherwise billed by Bank.

5.23         USA Patriot Act. Without the prior written consent of the Bank, Borrower is not and will not: (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be reasonably requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE 6

FINANCIAL COVENANTS

6.1         Debt Service Coverage; Continuing Covenant. The Property shall maintain a Debt Service Coverage Ratio of not less than 1.45 to 1.00 during each Test Period, tested quarterly, commencing with the first Test Period ending on September 31, 2015. In the event that Borrower shall fail to meet the Debt Service Coverage Ratio for any two (2) consecutive Test Periods, Borrower and Guarantor shall have the right, within thirty (30) business days following notice of such event from Bank, to deposit with Bank an amount equal to ninety (90) days of the then due and payable Debt Service under the Note as additional collateral for the Loan. Upon a subsequent satisfactory test of the Debt Service Coverage Ratio, such funds deposited with Bank will be promptly disbursed to Borrower. Borrower’s or Guarantor’s failure to make a required deposit within said thirty (30) business day period shall be deemed an Event of Default, without further notice or right to cure. Furthermore, in the event that Borrower shall fail to meet the Debt Service Coverage Ratio for any three (3) Test Periods within an eighteen (18) month period, Borrower and Guarantor shall have the right, within thirty (30) business days following notice of such event from Bank, to deposit with Bank an amount equal to twelve (12) months of the then due and payable Debt Service under the Note as additional collateral for the Loan. Upon three (3) consecutive subsequent satisfactory tests of the Debt Service Coverage Ratio, such funds deposited with Bank will be promptly disbursed to Borrower. Borrower’s or

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Guarantor’s failure to make a required deposit within said thirty (30) day period shall be deemed an Event of Default, without further notice or right to cure.

6.2         Financial Information. In addition to any financial statements or reports reasonably required by Bank from time to time, Borrower and Guarantor shall furnish Bank with the following financial statements, reports and information without additional notice:

    (a)         As soon as available, and in any event within forty-five (45) calendar days after the end of each calendar quarter, and in any event within seventy-five (75) calendar days after the end of Borrower’s fiscal year, a copy of the unaudited financial statements of Borrower including, but not limited to, its balance sheet, related statement of earnings, and operating statement for the period covered with comparable figures for the preceding period, prepared in accordance with GAAP.

    (b)         As soon as available, and in any event within forty-five (45) calendar days after the end of each calendar quarter, a quarterly operating statement detailing Net Operating Income and expenses for such quarter, together with a certified rent roll for the Property.

    (c)         Within thirty (30) days after filing (or thirty (30) days after the applicable filing deadline, as it may be extended), a copy of Borrower’s federal income tax returns, with all exhibits, schedules, and addenda.

    (d)         As soon as available, and in any event with seventy-five (75) calendar days after the end of Guarantor’s fiscal year, a copy of the unaudited annual financial statements of Guarantor including, but not limited to, its balance sheet, related statement of earnings, and operating statement for the year covered with comparable figures for the preceding year, prepared in accordance with GAAP.

    (e)         Within thirty (30) days after filing (or thirty (30) days after the applicable filing deadline, as it may be extended), a copy of Guarantor’s federal income tax returns, with all exhibits, schedules, and addenda.

    (f)         Annually, within thirty (30) days after payment, verification by Borrower that all real estate taxes for the Property and all insurance premiums have been paid, in detail reasonably satisfactory to Bank.

All financial data provided to Bank shall be deemed certified by Borrower and Guarantor to be complete, correct and accurate in all material respects as of the date submitted or dated and all of Borrower’s financial information and reports shall be prepared and reported as set forth above.

6.3         Other Items and Information. Borrower shall provide such other information concerning Borrower, the Project, and the assets, business, financial condition, operations, property, prospects, and results of operations of Borrower as Bank reasonably requests from time to time. In this regard, promptly upon request of Bank, Borrower shall deliver to Bank counterparts and/or conditional assignments as security of any and all construction contracts, receipted invoices, bills of sale, statements, conveyances, and other agreements, documents, and instruments of any nature relating to the Property or under which Borrower claims title to any materials or supplies used or to be used in the Property.

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ARTICLE 7

NEGATIVE COVENANTS

Until the Obligations are paid and performed in full, Borrower agrees that, unless Bank otherwise agrees in writing in Bank’s absolute and sole discretion:

7.1         Change in Ownership Interests in Borrower. Borrower will not permit to occur or exist, whether occurring voluntarily or involuntarily, after the date of this Agreement any change in the direct management or control of Borrower or the legal or beneficial ownership of any partner interests in Borrower, except for a Permitted Transfer, provided that no transfer shall affect the direct management of Borrower, unless Borrower receives written consent from Bank, which consent shall be in Bank’s reasonable discretion (a “Borrower Control Event”).

Notwithstanding any contrary provisions of this Section 7.1, the following transfers shall be permitted and Bank’s consent shall not be required in connection with any such transfers, nor shall any such transfers in any event give rise to a Borrower Control Event (each, a “Permitted Transfer”): (A) one or a series of transfers (whether direct or indirect) of not more than forty-nine percent (49%) of the limited partnership interests in Borrower, (B) transfers of direct or indirect interests in Borrower by and between the direct or indirect limited partners or shareholders, as the case may be, existing as the date of this Agreement, (C) transfers of the limited partnership interests of the Guarantor, including any redemption of such limited partnership interests or the conversion of such limited partnership interests into shares of the general partner of Guarantor, and (D) transfers of publically traded shares in any indirect equity owner of Borrower; provided, however, at all times, either (x) a Qualified Transferee (or an entity Controlled by a Qualified Transferee) or (y) the Guarantor must continue to Control Borrower.

7.2         Existence; Changes. Borrower shall not dissolve, liquidate or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets of or interest in any other Person. Borrower shall not permit any material amendment, modification, supplement or termination of Borrower’s Limited Partnership Agreement except for any amendment, modification, or supplement made in connection with a Permitted Transfer.

7.3         Sale or Disposition of Assets. Without the prior written consent of Bank (which consent may be withheld in Bank’s sole and absolute discretion) or unless the Loan is simultaneously paid in full, Borrower shall not, directly or indirectly, voluntarily or involuntarily, cause, or permit (a) any sale, transfer or other conveyance of any legal or equitable interest in the Property or any Collateral, except for Leases, Permitted Transfers, sales and transfers of Collateral for fair market value in the ordinary course of business, or as otherwise expressly permitted under the Loan Documents, or (b) any mortgage, pledge, Lien or Encumbrance (except to the extent of mechanic’s liens diligently contested in accordance with the Loan Documents and Permitted Exceptions) to be imposed upon or attached to the Property, the Collateral or any portion thereof (a “Disposition”). No transfer, conveyance, sale, lease or other Disposition shall relieve Borrower from personal liability for its obligations hereunder or under any Loan Document, whether or not the transferee assumes this Agreement.

23	Guaranty Bank/CIO Plaza 25 Loan Agreement

7.4         Secondary Financing. Borrower shall not create, incur, assume or permit to exist any indebtedness, obligation for borrowed money, or other secondary financing (“Secondary Financing”) for which the Borrower is liable or which is or is not secured by the Property or any Collateral other than (a) the Obligations arising under the Loan, (b) which may otherwise be owed to or hereafter borrowed from Bank, (c) trade payables, operating leases, contracts for services necessary and ancillary to the Property in the ordinary course of business and which are consistent with all financial statements required to be provided hereunder, (d) subordinate loans from members or partners to Borrower; or (e) which may be permitted by Bank, which approval may be withheld in Bank’s sole and absolute discretion.

7.5         Contingent Liability. Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any Person (other than Borrower), except (i) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, or (ii) by indemnity agreements given by Borrower to Title Company in connection with the title commitment or any endorsements.

ARTICLE 8

DEFAULT AND REMEDIES

8.1         Event of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

    (a)         Default shall be made in the payment of any installment of principal or interest on the Note, or any other monetary obligation under any Loan Document within five (5) days of when due (after expiration of any applicable cure period, if any).

    (b)         A default shall occur in the due performance and observance of any covenant or condition of this Agreement or any other Loan Document (except as otherwise set forth in this Article 8), which breach is not cured to Bank’s satisfaction within thirty (30) days after notice of such default being sent by Bank to Borrower; provided, however, if the cure cannot be effected within such thirty (30) day period and Borrower has commenced to cure and is diligently pursuing such cure, then Borrower shall have such additional time to cure as may be necessary, though not to exceed ninety (90) days from the date of the notice of default.

    (c)         Any representation, warranty or disclosure made by Borrower or Guarantor proves to be materially false or misleading as of the date when made, regardless of whether such representation or disclosure appears in this Agreement, the Loan Documents, or items submitted by Borrower in connection therewith.

    (d)         Any claim or lien shall be filed against the Collateral or any part thereof that is not released or bonded over within thirty (30) days following the filing thereof; provided, however, that no default shall exist hereunder as long as Borrower has fully complied with any conditions provided herein to permit Borrower’s contest of such claim or lien.

    (e)         Borrower fails to make any deposit of funds required hereunder or under the Loan Documents within five (5) days of when due (after expiration of any applicable cure period, if any).

24	Guaranty Bank/CIO Plaza 25 Loan Agreement

    (f)         Borrower or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Borrower or any Guarantor seeking to adjudicate Borrower or any Guarantor bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, or other similar official for it or for any substantial and material part of its property; or Borrower or any Guarantor shall take any action to authorize any of the actions set forth above in this Section 8.1(f).

    (g)         The commencement of a proceeding against Borrower or any Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, or other similar official for it or for any substantial part of its property that is not stayed or dismissed within ninety (90) days after receipt by Borrower or Guarantor of written notice thereof.

    (h)         Borrower shall cause or permit any Borrower Control Event, Disposition or Secondary Financing which is not permitted by the terms hereof.

    (i)         Reserved.

    (j)         Any Loan Party fails to maintain the insurance in accordance with Section 3.8 throughout the term of the Loan.

    (k)         The commission of a fraud or willful misrepresentation or omission of a material fact, by Borrower or Guarantor or the misappropriation or misapplication of rents, revenues, and profits from the Property, which amounts are not invested in the Property or used to pay or offset the operating expenses thereof.

8.2         Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, in addition to any other remedies which Bank may have hereunder or under the Loan Documents or by law, at its option and without prior demand or notice take any or all of the following actions:

    (a)         Use any funds of Borrower held by Bank as Collateral to reimburse Bank for any costs incurred under the Note or this Agreement.

    (b)         Declare the Obligations under the Note immediately due and payable.

    (c)         Obtain the appointment of a receiver and foreclose on or realize upon any security for the Loan without waiving its rights to proceed against any other security or other entities or individuals directly or indirectly responsible for repayment of the Obligations or waive any and all security for the Obligations as Bank may in its discretion so determine, and pursue any such other remedy or remedies as Bank may so determine to be in its best interest as provided herein or in the Loan Documents. All remedies of Bank provided for herein and in any

25	Guaranty Bank/CIO Plaza 25 Loan Agreement

other Loan Document are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by Bank hereunder shall not in any way constitute a cure or waiver of Default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of Default, or prejudice Bank in the exercise of any of its rights hereunder or under any other Loan Documents unless, in the exercise of its rights, Bank realizes all amounts owed to it under such Loan Documents.

8.3         Recertified Appraisals. Borrower agrees that Bank shall have the right to obtain, at Borrower’s expense, an Appraisal at any time, but no more than once in any twelve (12) month period if (a) an Event of Default has occurred hereunder, or (b) such appraisal is required by then current banking laws or regulations. In the event that Bank shall elect to obtain an Appraisal, Bank may immediately commission an appraiser reasonably acceptable to Bank, at Borrower’s cost and expense, to prepare the Appraisal and Borrower shall reasonably cooperate with Bank and the appraiser in obtaining the necessary information to prepare the Appraisal. In the event that Borrower fails to reasonably cooperate with Bank in obtaining the Appraisal or in the event that Borrower shall fail to pay for the reasonable cost of the Appraisal promptly following demand, such event shall constitute a default hereunder and Bank shall be entitled to exercise all remedies available to it hereunder.

ARTICLE 9

MISCELLANEOUS

9.1         No Waiver. No waiver of any Default or breach by Borrower hereunder shall be implied from any failure by Bank to take action on account of such Default if such Default persists or is repeated, and no express waiver shall affect any Default other than the Default specified in the waiver and shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Bank to, or of, any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to, or of, any subsequent similar act.

9.2         Successors and Assigns. This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower, their successors and assigns, and no other person or persons shall have any right of action hereunder. The terms hereof shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that Borrower’s interest hereunder cannot be assigned or otherwise transferred without the prior consent of Bank.

9.3         Notices. Any notice, demand, or request required or permitted to be given by Borrower or Bank under this Loan Agreement shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

26	Guaranty Bank/CIO Plaza 25 Loan Agreement

If to Borrower:

    CIO Plaza 25, Limited Partnership

    c/o City Office REIT, Inc.

    1075 West Georgia Street, Suite 2600

    Vancouver, BC V6E 3C9

    Attn: Tony Maretic

    with a copy to:

    Miller, Canfield, Paddock and Stone, P.L.C.

    101 North Main Street, 7th Floor

    Ann Arbor, Michigan 48104

    Attn: Joseph M. Fazio, Esq.

If to Bank:

    Guaranty Bank and Trust Company

    1331 17th Street

    Denver, CO 80202

    Attn: Christopher E. Erickson, Executive Vice President

    with copy to:

    Holland & Hart LLP

    555 17th Street, Suite 3200

    Denver, CO 80202

    Attn: Andrew A. Folkerth, Esq.

Any person may change such person’s address for notices or copies of notices by giving notice to the other party in accordance with this section.

9.4         Authority to File Notices. Borrower irrevocably appoints, designates and authorizes Bank as its agent (said agency being coupled with an interest), upon the occurrence and during the continuance of an Event of Default, to send to any third party any other notice or documents or take any other action that Bank deems necessary or desirable to protect its interest hereunder, or under the Loan Documents, and will upon request by Bank, execute such additional documents as Bank may require to further evidence the grant of the aforesaid right to Bank.

9.5         Time. Time is of the essence hereof.

9.6         Amendments, Etc. No amendment, modification, termination or waiver of any provisions of this Agreement or of any of the Loan Documents nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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9.7        Headings. The article and section headings in no way define, limit, extend or interpret the scope of this Agreement or of any particular article or section.

9.8        Number and Gender. When the context in which the words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and vice-versa. References to any one gender shall also include the other gender if applicable under the circumstances.

9.9        No Joint Venture. Bank and Borrower each have separate and independent rights and obligations under this Agreement. Nothing contained herein shall be construed as creating, forming or constituting any partnership, joint venture, merger or consolidation of Borrower and Bank for any purpose or in any respect.

9.10        Indemnify Bank. Borrower shall indemnify and hold Bank harmless from all liability for any actual or alleged damage or injury of whatsoever nature arising out of or in any way connected with the Property or arising out of Borrower’s breach of the provisions of this Agreement, except to the extent such damage or injury is caused by Bank’s gross negligence or willful misconduct. Bank may commence, appear in or defend, in its own name or in the name of Borrower, any action or proceeding purporting to affect the rights, duties or liabilities of the parties hereto, or the Property or the Improvements and Borrower shall pay all of Bank’s costs and expenses reasonably incurred thereby on demand. This Section shall survive execution, delivery and performance of this Agreement, the Deed of Trust, and the Loan Documents.

9.11        Governing Law. This Agreement and the Loan Documents and the rights and obligations of the parties hereunder and thereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Colorado (without giving effect to Colorado’s principles of conflicts of law), except to the extent that the laws of the United States of America and any rules regulations, or orders issued or promulgated thereunder, applicable to the affairs and transactions entered into by the Bank, otherwise preempt Colorado law; in which event such federal law shall control. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Colorado or federal court sitting in Denver, Colorado, over any suit, action or proceeding arising out of or relating to this Agreement or any of the Loan Documents.

9.12        Automatic Acceleration. Should there occur a Default and if a petition under the United States Bankruptcy Code thereafter is filed by or against Borrower while such event remains uncured, all obligations hereunder shall be automatically accelerated and due and payable and the default rate of interest provided for in the Note shall automatically apply as of the date of the first occurrence of the event which would, with the giving of notice, the passage of time, or both, constitute an Event of Default, without any notice, demand or action of any type on the part of Bank (including any action evidencing the acceleration or imposition of the default rate of interest). The fact that Bank has, prior to the filing of the voluntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the default rate of interest provided for in the Note, shall not constitute a waiver of this Section 9.12 or estop Bank from asserting or enforcing Bank’s rights hereunder.

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9.13         Severability. If any provision of this Loan Agreement or of any other Loan Document securing or executed in connection with this Loan Agreement is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision is contained, or the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Loan Agreement, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid or unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

9.14         Attorneys Fees and Other Costs. Borrower shall reimburse Bank for all attorneys’ fees and expenses reasonably incurred by Bank in connection with the enforcement of Bank’s rights under this Agreement and each of the other Loan Documents, including, without limitation, attorneys’ fees and reimbursements for trial, appellate proceedings, out-of-court workouts and settlements and for enforcement of rights under any state or federal statute, including, without limitation, attorneys’ fees incurred in bankruptcy and insolvency proceedings such as in connection with seeking relief from stay in a bankruptcy proceeding or negotiating and documenting any amendment or modification of the Loan or reviewing subsequent Loan submission items; provided, however, if any action is brought by either Bank or Borrower against the other party, the prevailing party will be entitled to reasonable attorneys’ fees and court costs as determined by the court. Borrower shall pay all reasonable costs, including without limitation costs of title searches, title commitments, appraisals, environmental audits, third-party consultants and UCC searches reasonably incurred by Bank in enforcing payment and performance of the Loan, exercising rights and remedies of Bank under the Loan Documents, or reviewing Loan submission items. Borrower’s reimbursement obligation shall be part of the Obligations evidenced and secured by the Loan Documents.

9.15         Right to Participate or Assign Loan. Bank shall retain the right at all times, with or without the consent or Borrower, to grant participation in the Loan or any portion thereof, together with the collateral for repayment of the Note, to any other entity acceptable to Bank, and Borrower acknowledges that Bank shall have the right to share any and all information concerning Borrower with any prospective loan participant.

9.16         Marshalling. Borrower for itself and for all who may claim through or under it, waives any and all right to have the property and estates comprising the Property marshalled upon any foreclosure of the lien and security interests of the Loan Documents and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety.

9.17         WAIVER OF RIGHTS. BANK AND BORROWER, EACH FOR ITSELF AND FOR ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES THE RIGHT TO TRIAL BY JURY ON ANY ISSUES BETWEEN BORROWER AND BANK AND TO ANY ISSUES PERTAINING TO THE LOAN DOCUMENTS AND AS TO MATTERS PERTAINING TO THE ACTS OF BANK PRIOR TO THE DATE HEREOF.

9.18         U.S.A. Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

29	Guaranty Bank/CIO Plaza 25 Loan Agreement

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: when Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

[Remainder of page intentionally left blank.]

30	Guaranty Bank/CIO Plaza 25 Loan Agreement

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first written above by and through their duly authorized representatives.

BORROWER: CIO PLAZA 25, LIMITED PARTNERSHIP, a Delaware limited partnership
By:	CIO Plaza 25 GP, LLC, a Delaware limited liability company, its general partner

By: /s/ Anthony Maretic
Name: Anthony Maretic
Title: TREASURER

[Signatures continued on next page.]

Guaranty Bank/CIO Plaza 25 Loan Agreement

BANK: GUARANTY BANK AND TRUST COMPANY

By: /s/ Christopher E. Erickson
Christopher E. Erickson,
Executive Vice President

31	Guaranty Bank/CIO Plaza 25 Loan Agreement